MANAGEMENT AGREEMENT

(AMENDED AND RESTATED)

AGREEMENT made as of this 15th day of December, 1999, by and between WILLIAM BLAIR FUNDS, a Delaware business trust (the “Trust”), and WILLIAM BLAIR & COMPANY, L.L.C., an Illinois limited liability company (the “Manager”).

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, the common shares (“Shares”) of which are registered or are to be registered under the Securities Act of 1933; and

WHEREAS, the Trust is authorized to issue Shares in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust currently offers Shares in the portfolios listed on Appendix A hereto, together with any other Trust portfolios which may be established later and served by the Manager hereunder, being herein referred to collectively as the “Portfolios” and individually referred to as a “Portfolio”; and

WHEREAS, the Trust desires to retain the Manager to render investment advisory and management services to the Portfolios listed on Appendix A hereto, and the Manager is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. Employment; Services. The Trust hereby employs the Manager to act as the adviser for the Portfolios hereunder and to manage the investment and reinvestment of the assets of such Portfolios in accordance with applicable investment objectives, policies and restrictions, and to administer its affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Trust for the period and upon the terms herein set forth. The investment of funds shall be subject to all applicable restrictions of the Declaration of Trust and By-Laws of the Trust as may from time to time be in force.

The Manager accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment and clerical, bookkeeping and administrative services for the Trust, to permit any of its principals or employees to serve without compensation as trustees or officers of the Trust if elected to such positions, and to assume the obligations herein set forth for the compensation herein provided. The Manager shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. It is understood and agreed that the Manager, by separate agreements with the Trust, may also serve the Trust in other capacities.

2. Additional Portfolios. In the event that the Trust establishes one or more portfolios in addition to the existing Portfolios with respect to which it desires to engage the Manager to render investment advisory and management services hereunder, it shall notify the Manager in writing. If the Manager is willing to render such services and the Trust and the Manager agree upon the management fee rates (including breakpoints) to be payable by such portfolio or portfolios, the Manager shall notify the Trust in writing, whereupon such portfolio or portfolios shall become a Portfolio or Portfolios hereunder.

3. Management Fee. For the services and facilities described in Section 1, the Trust will pay to the Manager a management fee based upon an annual percentage of the average daily net assets of each Portfolio, as described in Appendix A hereto.

The fee payable under this Agreement shall be calculated and accrued for each business day by applying the appropriate annual rates to the net assets of the Portfolio as of the close of the preceding business day, and dividing the sum so computed by the number of business days in the fiscal year. The fee for a given month shall be paid on the first business day of the following month. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Manager to the Trust under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

4. Expenses. In addition to the fee of the Manager, the Trust shall assume and pay expenses for services rendered by a custodian for the safekeeping of the Trust’s securities or other property, for keeping its books for account, for any other charges of the custodian, and for calculating the net asset value of the Trust as provided in the prospectus of the Trust. The Manager shall not be required to pay and the Trust shall assume and pay the charges and expenses of its operations, including but not limited to compensation of the trustees (other than those affiliated with the Manager), charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursement agent, any registrar of the Trust, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Trust, costs of share certificates and of reports, membership dues in the Investment Company Institute or any similar organization, reports and notices to shareholders, stationery, printing, postage, other like miscellaneous expenses and all taxes and fees payable to federal, state or other government agencies on account of the registration of securities issued by the Trust, filing of corporate documents or otherwise. The Trust shall not pay or incur any obligation for any expenses for which the Trust intends to seek reimbursement from the Manager as herein provided without first obtaining the written approval of the Manager. The Manager shall arrange, if desired by the Trust, for principals or employees of the Manager to serve, without compensation from the Trust, as trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

If expenses borne by the Trust for the Growth Fund and Income Fund (including the Manager’s fee, but excluding interest, taxes, fees incurred in acquiring and disposing of portfolio securities, distribution fees, shareholder servicing fees and, to the extent permitted, extraordinary expenses) exceed 1.5% of the first $30,000,000 of average daily net assets of such Portfolio and 1% of average daily net assets of the Portfolio over $30,000,000, the Manager will reduce its fee or reimburse the Portfolio for any excess. If expenses borne by the Trust for the Ready Reserves Fund (including the Manager’s fee, but excluding interest, taxes, fees incurred in acquiring and disposing of portfolio securities and, to the extent permitted, extraordinary expenses) exceed 1.5% of the first $30,000,000 of average daily net assets of such Portfolio and 1% of average daily net assets of the Portfolio over $30,000,000, the Manager will reduce its fee or reimburse the Portfolio for any excess. If for any month the expenses of a Portfolio properly chargeable to the income account shall exceed 1/12 of the percentage of average net assets allowable as expenses, the payment to the Manager with respect to such Portfolio for that month shall be reduced so that the total net expense will not exceed such percentage. As of the end of the Trust’s fiscal year, however, the foregoing computations and payments shall be readjusted so that the aggregate compensation payable to the Manager for the year is equal to the percentage set forth in Section 3 hereof of the average net asset values as determined as described herein throughout the fiscal year, diminished to the extent necessary so that the total of the aforementioned expense items shall not exceed the expense limitation. The aggregate of repayments, if any, by the Manager to the Portfolio for the year shall be the amount necessary to limit the said net expense to said percentage. Notwithstanding anything in the foregoing to the contrary, the Manager shall not be obligated to reimburse the Portfolio in an amount exceeding its advisory fee for the period received from such Portfolio.

The net asset value for each Portfolio shall be calculated in accordance with the provisions of the Trust’s prospectus or at such other time or times as the trustees may determine in accordance with the provisions of the Investment Company Act of 1940. On each day when the net asset value is not calculated, the net asset value of a share of a Portfolio shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

5. Affiliations. Subject to applicable statutes and regulation, it is understood that trustees, officers or agents of the Trust are or may be interested in the Manager as principals, agents or otherwise, and that the principals and agents of the Manager may be interested in the Trust otherwise than as a trustee, officer or agent.

6. Limitation of Liability of Manager. The Manager shall not be liable for any error of judgment or of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Term; Termination; Amendment. This Agreement shall become effective with respect to the existing Portfolios on the date hereof and shall remain in full force until the dates set forth in Appendix B hereto with respect to each Portfolio or unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the existing Portfolios and each other Portfolio to which the Agreement shall have become applicable, but only so long as such continuance is specifically approved for each Portfolio at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Portfolio, the Manager may continue to serve in such capacity for such Portfolio in the manner and to the extent permitted by the Investment Company Act of 1940 and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Trust or by the Manager on sixty (60) days written notice to the other party. The Trust may effect termination with respect to any Portfolio by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio.

This Agreement may also be terminated with respect to any Portfolio at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio, in the event that it shall have been established by a court of competent jurisdiction that the Manager or any officer or principal of the Manager has taken any action which results in a breach of the covenants of the Manager set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of the Manager to receive payments on any unpaid balance of the compensation described in Section 3 earned prior to such termination.

As to each Portfolio of the Trust, this Agreement may be amended only by an instrument in writing signed by the party against which enforcement of the amendment is sought. An amendment of this Agreement affecting a Portfolio hereunder shall not be effective until approved by (i) vote of the holders of a majority of the outstanding voting securities of the Portfolio; and (ii) a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act of 1940) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

9. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

10. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed as of the day and year first above written.

WILLIAM BLAIR FUNDS

By:	/s/ MARCO HANIG

ATTEST:

/s/ SHEILA M. JOHNSON

WILLIAM BLAIR & COMPANY, L.L.C.

By:	/s/ F. CONRAD FISCHER

ATTEST:

/s/ TIMOTHY L. BURKE

APPENDIX A

MANAGEMENT FEES

William Blair Growth Fund:

.75% of average daily net assets

William Blair Tax-Managed Growth Fund:

.80% of average daily net assets

William Blair Large Cap Growth Fund:

.80% of average daily net assets

William Blair Small Cap Growth Fund:

1.10% of average daily net assets

William Blair International Growth Fund:

1.10% of the first $250 million of average daily net assets; plus

1.00% of average daily net assets over $250 million

William Blair Emerging Markets Growth Fund:

1.40% of average daily net assets

William Blair Disciplined Large Cap Fund:

.80% of average daily net assets

William Blair Value Discovery Fund:

1.15% of average daily net assets

William Blair Income Fund:

.25% of the first $250 million of average daily net assets; plus

.20% of average daily net assets over $250 million; plus

5.00% of the gross income earned by the Portfolio

William Blair Ready Reserves Fund1:

.275% of the first $250 million of average daily net assets; plus

.250% of the next $250 million of average daily net assets; plus

.225% of the next $2,000 million of average daily net assets; plus

.200% of the average daily net assets over $2,500 million

[1]	From the date of this Agreement until December 31, 1999, the Ready Reserves Fund pays the Adviser as follows:

.625% of the first $250 million of average daily net assets; plus

.600% of the next $250 million of average daily net assets; plus

.575% of the next $2,000 million of average daily net assets; plus

.550% of the average daily net assets over $2,500 million

A-1

APPENDIX B

DATE OF END OF INITIAL TERM

For the William Blair Growth Fund, the William Blair International Growth Fund, the William Blair Emerging Markets Growth Fund, the William Blair Value Discovery Fund, the William Blair Income Fund and the William Blair Ready Reserves Fund:

April 30, 2000

For the William Blair Tax-Managed Growth Fund, the William Blair Large Cap Growth Fund, the William Blair Small Cap Growth Fund and the William Blair Disciplined Large Cap Fund:

April 30, 2001

B-1